Exhibit 15.3

Our ref	FCT/780144-000006/26238414v1
Direct	+852 3690 7444
Email	clare.tsang@maples.com

Lufax Holding Ltd

陆金所控股有限公司

Building No. 6

Lane 2777, Jinxiu East Road

Pudong New District, Shanghai 200120

People’s Republic of China

7 April 2023

Dear Sir or Madam

Re: Lufax Holding Ltd 陆金所控股有限公司

We have acted as legal advisers as to the laws of the Cayman Islands to Lufax Holding Ltd 陆金所控股有限公司, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2022 (the “Annual Report”), which will be filed with the SEC in the month of April 2023. We hereby consent to the references to our firm’s name under the heading “Item 3. Key Information—Enforceability of Civil Liabilities” in the Annual Report.

We consent to the incorporation by reference of our opinion regarding the legality of certain ordinary shares being registered into the Company’s registration statement on Form S-8 (File No. 333-258286) that was filed on 30 July 2021. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP